Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of Magic Software Enterprises Ltd. (the “Company”) and to the incorporation by reference therein of our reports dated April 30, 2018, with respect to the consolidated financial statements of the Company for the year ended December 31, 2017 and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ KOST, FORER, GABBAY and KASIERER
KOST, FORER, GABBAY and KASIERER
A member of Ernst & Young Global

Tel Aviv, Israel

June 20, 2018